UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549
                          ____________________________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                      AMERICAN POWER CONVERSION CORPORATION
              (Exact name of registration as specified in charter)



        Date of Report  (Date of earliest event reported):  July 3, 2002


              Massachusetts          1-12432            04-2722013
             (State or other       (Commission         (IRS Employer
             jurisdiction of       File Number)     Identification No.)
              incorporation)


             132 Fairgrounds Road, West Kingston, Rhode Island 02892
             (Address of principal executive offices)       (Zip Code)

        Registrant's telephone number, including area code:  401-789-5735


                                 Not Applicable
         (Former name or former address, if changed since last report.)

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

Item 5.  Other Events.

On July 3, 2002, APC intends to file Form S-8 with the United States Securities and Exchange Commission (SEC) in connection with the registration of 9,500,000 shares of its Common Stock relating to American Power Conversion Corporation's 1997 Stock Option Plan. Prior to filing Form S-8, APC must include in a separately filed Form 8-K disclosure, the impact of adopting Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142) for the fiscal years ended December 31, 1999, 2000 and 2001. APC adopted SFAS 142 effective January 1, 2002. A copy of this disclosure is filed herewith as Exhibit 99.


Item 7.   Financial Statements and Exhibits

          (c)  Exhibits.

               Exhibit No.      Exhibit

                   99           Transitional Disclosures Required
                                by SFAS 142, "Goodwill and Other
                                Intangible Assets"

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

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly cause this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              AMERICAN POWER CONVERSION
                              CORPORATION


Dated:  July 3, 2002          By: /s/ Donald M. Muir
                                   Donald M. Muir, Chief Financial
                                   Officer

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
                                                                      EXHIBIT 99


Transitional Disclosures Required by SFAS 142, "Goodwill and Other Intangible Assets"

This exhibit should be read in conjunction with APC's Annual Report filed on Form 10-K on April 1, 2002.

Effective January 1, 2002, APC adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires that companies no longer amortize goodwill and other intangible assets with indefinite lives, but instead test goodwill impairment at least annually or more frequently if impairment indicators arise. SFAS 142 also requires completion of a two-step transitional goodwill impairment test six months from the date of adoption. In connection with completion of the first step of its transitional analysis, APC has identified two reporting units with goodwill, Large Systems and Small Systems; these reporting units are also reportable segments. APC has determined the carrying value of each reporting unit by assigning the assets and liabilities, including existing goodwill and other intangible assets, to these reporting units as of the date of adoption. Completion of the first step of APC's analysis has indicated that there is impairment in the carrying amount of its goodwill. APC's goodwill is primarily associated with its Large Systems segment which consists primarily of UPS, DC-power systems, and precision cooling products for data centers, facilities, and communication applications. Conditions contributing to the goodwill impairment include the ongoing softness in IT and communications market segments coupled with lower corporate investment for these types of applications. To the extent that an indication of impairment exists, APC must perform a second test to measure the amount of the impairment. Determination of the amount of the impairment charge is required to be completed by no later than the end of the year of adoption of Statement 142. APC is currently evaluating its goodwill and other intangible assets with indefinite lives associated primarily with the Large Systems segment. Based on its preliminary analysis, APC anticipates recording a non-cash charge in 2002 that could approximate the current goodwill balance associated with the Large Systems segment of approximately $50 million. This charge will be recognized as the cumulative effect of a change in accounting principle and will have no effect on APC's operations or liquidity.

SFAS 142 also provides for other intangible assets with definite useful lives to be amortized over their respective estimated useful lives to their estimated residual values. APC's other intangible assets consist principally of technology and worldwide patent rights relating to uninterruptible power supply technology. With the adoption of SFAS 142, APC reduced the estimated useful lives of its other intangible assets with definite useful lives from a weighted average life of approximately 15 years to a weighted average life of approximately 6 years. There are no expected residual values related to these intangible assets.

The following table provides a reconciliation of reported net earnings for the prior years to adjusted earnings had SFAS 142 been applied as of the beginning of fiscal 1999:

                          2001                       2000                       1999
In thousands
 except for
 per share               Basic   Diluted            Basic   Diluted            Basic   Diluted
 amounts        Amount    EPS      EPS     Amount    EPS      EPS     Amount    EPS      EPS
Reported
 net income    $113,365  $0.58    $0.58   $165,651  $0.85    $0.83   $206,224  $1.07    $1.05
Add back:
 Goodwill
  amortization    5,594   0.02     0.02      2,036   0.01     0.01        162     --       --
Adjust:
 Technology
  amortization   (2,105) (0.01)   (0.01)    (2,012) (0.01)   (0.01)    (1,732) (0.01)   (0.01)
 Customer lists
  amortization     (534)    --       --       (377)    --       --         --     --       --
 Tradenames
  amortization     (207)    --       --       (206)    --       --       (204)    --       --
Adjusted
 net income    $116,113  $0.59    $0.59   $165,092  $0.85    $0.83   $204,450  $1.06    $1.04

Weighted
 Average
 Shares
 outstanding           195,171  196,793           194,235  200,156            192,201  196,088


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